February 13, 1995



Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.   20549

Dear Sir or Madam:

RE:  EG&G, Inc., 1995 Preliminary Proxy Material EG&G, Inc.   File
01-5075

     Pursuant to Rule 14a-6 of the Securities Exchange Act of 1934, attached is a preliminary copy of EG&G's 1995 proxy material. This consists of a Notice of Annual Meeting, a Proxy Statement, and a Proxy Card, all of which pertain to the Annual Meeting of Stockholders to be held on Tuesday, April 25, 1995. The requisite filing fee of $125 was previously sent by wire transfer.

     We expect to mail definitive proxy material to our stockholders on or about March 7, 1995 and definitive copies of our proxy material will be mailed to the SEC on that date.

     As you will notice, the preliminary Proxy Statement does not contain the names and biographies of three of the five candidates nominated for election to the EG&G Board. The Nominating Committee is in the process of making final selection of these nominees and
therefore, at this time, the information is not available.   I have
recently discussed this matter with the Securities and Exchange Commission, and I have been advised that this should not delay the date on which these materials are deemed filed with the SEC.

We would appreciate your earliest action on the enclosed material and would be most appreciative for your advice by telephone, if convenient. Please feel free to call the undersigned collect at (617) 431-4136 or Murray Gross, EG&G's Vice President and General Counsel at (617) 431-4135.

                              Very truly yours,



                              Donna W. Economou
                              Senior Attorney

DWE/jp

Enclosures
                 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant  [x]
Filed by a Party other than the Registrant[]
Check the appropriate box:
[x] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         EG&G, Inc.
............................................................
   (Name of Registrant as Specified In Its Charter)


       Murray Gross, Vice President & General Counsel
............................................................
   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.
        1) Title of each class of securities to which transaction applies:

............................................................

        2) Aggregate number of securities to which transaction applies:

............................................................

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1

............................................................

        4) Proposed maximum aggregate value of transaction:

............................................................

1. Set forth the amount on which the filing fee is calculated and state how it was determined.

[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

............................................................

2) Form, Schedule, or Registration Statement No.:

............................................................

3) Filing Party:

............................................................

4) Date Filed:

............................................................

                  NOTICE OF ANNUAL MEETING

To the Stockholders of EG&G, Inc.:

        The Annual Meeting of the Stockholders of EG&G, Inc., will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, on Tuesday, April 25, 1995, at 10:30 a.m., to consider and act upon the following:

1. A proposal to fix the number of Directors at thirteen and to elect five nominees for Director for terms of three years each; and

2. A proposal to amend the Articles of Organization of the Company to provide for the declassification of the Board of Directors, such declassification to commence with the Annual Meeting of Stockholders in 1996; and

3. Such other matters, including one stockholder proposal, as may properly come before the Meeting or any adjournment thereof.

        The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

        The Board of Directors has fixed the close of business on February 24, 1995, as the record date for the determination of stockholders entitled to receive this notice and to vote at the Meeting.

        All stockholders are cordially invited to attend the Meeting.

                                            By Order of the Board of Directors

                                            MURRAY GROSS, Clerk

March 7, 1995
- ------------------------------------------------------------

                 RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this Meeting, I urge you to complete, date, and sign the enclosed proxy card and to mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to The First National Bank of Boston, Shareholder Services Division, Post Office Box 1459, Boston, Massachusetts 02104-9904.

                  NOTICE OF ANNUAL MEETING

                            AND

                    PROXY STATEMENT 1995























EG&G, INC., CORPORATE OFFICES, 45 WILLIAM STREET, WELLESLEY,
MASSACHUSETTS  02181

                       PROXY STATEMENT

        This Proxy Statement has been prepared to provide the stockholders of EG&G, Inc. with information pertaining to the matters to be voted on at the EG&G, Inc., Annual Meeting of Stockholders to be held on Tuesday, April 25, 1995 at 10:30 a.m., at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, and at any adjournment of that Meeting. The date of this Proxy Statement is March 7, 1995, the approximate date on which the Proxy Statement and form of Proxy were first sent or given to stockholders. EG&G, Inc. is sometimes referred to in this Proxy Statement as "EG&G" or the "Company." EG&G, Inc. Common Stock, $1 par value (the only outstanding EG&G security with voting power), is referred to as the "Common Stock."

        This proxy is solicited on behalf of the Board of Directors of EG&G. You are requested to sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the Meeting by filing written notice with the Clerk of EG&G or by signing and delivering a new proxy card bearing a later date. It is important to sign and return your proxy card. It helps to establish a quorum so that the Meeting may be held, and it permits your votes to be cast in accordance with your directions.

        The expenses connected with soliciting proxies will be borne by EG&G. The Company expects to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. Due to the limited time available for the solicitation of proxies, the Company has engaged Kissel-Blake Inc., of New York City, to assist in soliciting proxies from brokers, nominees, fiduciaries, and custodians and has agreed to pay Kissel-Blake Inc., $6,500 and out-of-pocket expenses for such efforts. In addition to the use of the mails, certain Directors, officers, and employees may solicit proxies in person or by use of communications media.

        The stock transfer books of EG&G will not be closed; however, the Board of Directors has fixed the close of business on February 24, 1995, as the record date for determining the stockholders entitled to receive notice and to vote their shares at the Annual Meeting. On the record date, there were _________ shares of Common Stock outstanding and entitled to vote. Each share of Common Stock carries with it the right to cast one vote, with no cumulative voting. A majority of issued and outstanding shares constitutes a quorum.

        The three items to be acted upon by the stockholders are set forth on your proxy card and each of them is discussed in detail on the following pages. Shares represented by proxy will be voted at the Meeting in accordance with your instructions, as indicated on the proxy card.

        The first item on the proxy card is a proposal to fix the number of Directors at thirteen and to elect five Directors for terms of three years each. You are provided the opportunity to vote your shares for granting, or withholding, authority to fix the number of Directors at thirteen and to elect the five nominees as a group by marking the interior of the appropriate box on the proxy card. Should you desire to withhold authority to vote for specific nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate. If you sign and return your proxy card and make no indication concerning Item No. 1 on the proxy card, your shares will be voted "For" fixing the number of Directors at thirteen and electing the nominees named in this Proxy Statement.

        The second item is a proposal to amend Article 6 of the Company's Articles of Organization to provide for the declassification of the Board of Directors, such declassification to commence with the Annual Meeting of Stockholders in 1996.

        The third item is a stockholder proposal to recommend that all future non-employee directors not be granted pension benefits and that current non-employee directors voluntarily relinquish their pension benefits.

        With respect to Item Nos. 2 and 3, you are provided the opportunity to vote for or against adopting the proposals or to abstain from voting. Your shares will be voted as you indicate; or not voted if you elect to abstain. If you do not make an indication concerning these items, your shares will be voted "For" Item No. 2 and "Against" Item No. 3.

        Management does not anticipate a vote on any other proposal at the Annual Meeting. In the event, however, that another proposal is properly brought before the Meeting, your shares will be voted in accordance with management's discretion.

        EG&G's Annual Report to Stockholders for 1994 has already been mailed to its stockholders or is enclosed herewith. It should not be considered either as part of this Proxy Statement or as incorporated herein by reference.

                       Votes Required

        The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of Directors. The affirmative vote of the holders of two-thirds of the shares of Common Stock issued and outstanding and entitled to vote is required for the proposal to declassify the Board of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting is required for the approval of the stockholder proposal to be voted upon.

        Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions and votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast or as shares present or represented and voting.

                         Item No. 1
                   ELECTION OF DIRECTORS

        The Articles of Organization and By-Laws of EG&G provide that the number of Directors, not less than three nor more than thirteen, shall be fixed by the stockholders and that approximately one-third of the Directors shall be elected each year for terms of three years each.
There are, at present, eleven Directors of the Company. The terms of three of the Directors expire at this year's Annual Meeting; the terms of five other Directors expire at the Annual Meeting in 1996; and the terms of the remaining three Directors expire at the Annual Meeting in 1997. Mr. Dean Freed has announced that he will retire from the Board following the expiration of his term at this year's Annual Meeting. Mr. Joseph Turley has announced that he will retire from the Board in June 1995.

        The Board of Directors has declared it advisable that the number of Directors be fixed at thirteen and has nominated the following persons, two of whom are currently serving as Directors of the Company, for election as Directors for three-year terms expiring at the Annual Meeting in 1998:
                                       John M. Kucharski
                                       John B. Gray
                                       _____________
                                       _____________
                                       _____________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" FIXING THE NUMBER OF DIRECTORS AT THIRTEEN AND FOR ELECTING THE FIVE NOMINEES NAMED ABOVE FOR TERMS OF THREE YEARS EACH.

        It is intended that the shares represented by proxies will be voted to fix the number of Directors at thirteen and for the election of the five nominees (unless one or more of the nominees is unwilling or unable to serve) for terms of three years each, unless a contrary vote is indicated on the proxy cards. The Board of Directors knows of no reason why any nominee should be unable or unwilling to serve, but if such should be the case, the persons named as proxies in the Proxy may vote for the election of a substitute. In no event will shares represented by proxies be voted for more than five nominees. To apprise you of the qualifications of the Directors, we are including information concerning the nominees and the eight incumbent Directors whose terms of office expire in 1996 or 1997.

Nominees for Director for a three-year term expiring in 1998

JOHN M. KUCHARSKI: Age 59; Principal Occupation: Chairman of the Board, President and Chief Executive Officer of EG&G. Member of the Board of Directors of EG&G since 1986. Member of the Executive
Committee of the Board of Directors.

John M. Kucharski is Chairman of the Board, President, and Chief Executive Officer of EG&G. Mr. Kucharski joined the Company in 1972 when Challenger Research, Inc., a firm he co-founded in 1965, specializing in research and analysis studies for the U.S. Navy, was acquired by Hydrospace Research Corporation, an EG&G subsidiary. Mr. Kucharski was subsequently named General Manager of the newly merged company and later assumed responsibility for EG&G's Wolf Research and Development Corporation, as well. In 1975, the three companies were combined into a new corporation, EG&G Washington Analytical Services Center, Inc., and Mr. Kucharski was appointed President and General Manager. He was promoted to the position of Vice President of EG&G in 1979, and in 1982 was elected a Senior Vice President, assuming responsibility for all of EG&G's government operations. He held this position until his appointment as Executive Vice President in 1985. He was promoted to the position of President and Chief Operating Officer in 1986, was named to the position of Chief Executive Officer in 1987, and elected Chairman of the Board in 1988. Mr. Kucharski received a BS degree in electrical engineering from Marquette University in 1958 and a JD degree from George Washington University in 1965. He is a Director of Nashua Corporation, New England Electric System, State Street Boston Corporation and Eagle Industry Co., Ltd. Mr. Kucharski serves on the Board of Trustees of Marquette University and George Washington University.

JOHN B. GRAY: Age 67; Principal Occupation: Former President and Director of Dennison Manufacturing Company, a subsidiary of Avery Dennison Corporation, a diversified manufacturer serving worldwide markets for office products, industrial systems, packaging, and pressure-sensitive base materials. Member of the Board of Directors of EG&G since 1983. Chairman of the Benefit Plans Investment Committee and a member of the Executive Committee and the Audit Committee of the Board of Directors.

John B. Gray is a former President and Director of Dennison Manufacturing Company. He joined Dennison Manufacturing Company in 1951 and, after working in a number of production and general management positions, was elected a Vice President in 1968. He was elected Senior Vice President of that Company in 1972 and in 1979 was appointed Executive Vice President, a position he held until his appointment as President in 1986. Mr. Gray retired from Dennison Manufacturing Company in 1991. He served as a Director of Dennison Manufacturing Company from 1968 to 1991. Mr. Gray received an AB degree from Harvard University in 1949 and an MBA degree from Harvard Business School in 1951. He also serves as a Director of the Liberty Mutual Insurance Companies, the Stackpole Corporation, and the New England Shelter for Homeless Veterans and is Board Chairman of the Executive Service Corps of New England. Mr. Gray is a Trustee of Wentworth Institute of Technology and the New England Aquarium as well as an Incorporator of the Massachusetts General Hospital.


TO BE DETERMINED

[Three Nominees to the Board are in the process of being selected]

            Directors whose terms expire in 1996


SAMUEL RUBINOVITZ: Age 65; Principal Occupation: Retired Executive Vice President of EG&G. Mr. Rubinovitz served as Executive Vice President of EG&G from 1989 until his retirement from the Company in January of 1994. He was Senior Vice President of EG&G in charge of the Company's commercial operations from 1986 to 1989, and Vice President, Electron Devices Group from 1979 to 1986. Mr. Rubinovitz joined EG&G, Inc. in 1963 as Marketing Manager for the Electron Products Division and served as General Manager of the Electro-Optics Division for the period 1970 through 1978. He was voted a Member of the Board of Directors in 1989 and is a Member of the Executive Committee and the Corporate Governance Committee. He is a Director of Richardson Electronics Ltd., Chicago, Illinois; Kronos, Inc., Waltham, Massachusetts; KLA Instruments Corporation, Santa Clara, California; and LTX Corporation, Westwood, Massachusetts.

WILLIAM F. POUNDS: Age 67; Principal Occupation: Professor, Sloan School of Management, Massachusetts Institute of Technology, Cambridge, Massachusetts, since 1961. Dr. Pounds has been a Member of the EG&G Board of Directors continuously since 1969 and is a Member of the Compensation and Stock Option Committee and Chairman of the Corporate Governance Committee of the Board of Directors. He is a member of the American Academy of Arts and Sciences. Dr. Pounds also serves as a Director of the Putnam Funds; the Sun Company, Inc.; M/A COM, Inc.; Idexx Laboratories, Inc.; and Perseptive Biosystems, Inc. He is a Trustee of the Museum of Fine Arts of Boston and an Overseer of WGBH Educational Foundation.

ROBERT F. GOLDHAMMER: Age 64; Principal Occupation: Principal shareholder of Concord International Partners, a merchant banking firm. He has been a member of EG&G Board of Directors continuously since 1981 and is Chairman of the Audit Committee and a Member of the Benefit Plans Investment Committee of the Board of Directors. Mr. Goldhammer served as a Vice President and Vice Chairman of the Management Committee of Kidder, Peabody & Co., Inc. from 1982 to 1986. Mr. Goldhammer is a Director of Esterline Technologies and serves as Board Chairman of ImClone Systems Incorporated.

G. ROBERT TOD: Age 55; Principal Occupation: President and Chief Operating Officer and Director of the CML Group, Inc., a specialty marketing company. He was elected a Member of the EG&G Board of Directors in 1984 and is Chairman of the Compensation and Stock Option Committee and a Member of the Nominating Committee of the Board of Directors. Mr. Tod is co-founder of the CML Group, Inc. and has served as its President and Chief Operating Officer from 1969 to the present. Mr. Tod is a Director of SCI Systems, Inc., and is a Trustee of Rensselaer Polytechnic Institute and of Emerson Hospital.

GRETA E. MARSHALL, CFA: Age 57; Principal Occupation: Principal and founder in 1988 of The Marshall Plan, a financial investment company with offices in Boston, Massachusetts and Incline Village, Nevada. She was elected a Member of the Board of Directors of EG&G in 1990 and is a Member of the Compensation and Stock Option Committee and the Benefit Plans Investment Committee of the Board of Directors. Ms. Marshall was Director, Investments, Deere & Company, Moline, Illinois, from 1974 to 1984. She was President of Baybanks Investment Management, Boston, Massachusetts, in 1984 and 1985 and Investment Manager of the California Public Employees Retirement System from 1985 to 1988. Ms. Marshall is a Member of the Editorial Board of CFA Digest and is a Trustee of the AIMR Investment Management Workshop.

            Directors whose terms expire in 1997

JOSEPH F. TURLEY: Age 69; Principal Occupation: Retired President and Chief Operating Officer, the Gillette Company. He has been a Member of the EG&G Board of Directors continuously since 1977 and is a Member of the Compensation and Stock Option Committee and the Benefit Plans Investment Committee of the Board of Directors. Mr. Turley is a member of the Boards of Directors of The Gillette Company, 16 investment companies sponsored by New England Mutual Life Insurance Company, and Copley Properties, Inc., Boston, Massachusetts. Active in civic affairs, Mr. Turley serves on the Board of Directors of the South Boston Neighborhood House.

KENT F. HANSEN: Age 63; Principal Occupation: Professor of Nuclear Engineering at the Massachusetts Institute of Technology, Cambridge, Massachusetts. He has been a Member of the EG&G Board of Directors continuously since 1979 and is a Member of the Audit Committee, the Nominating Committee, and the Corporate Governance Committee of the Board of Directors. As a teacher, author, and consultant, Dr. Hansen has been active in the areas of nuclear fuel management, nuclear reactor physics, and reactor safety analysis. Dr. Hansen is a Director of Stone & Webster, Inc. He is also a Member of the National Academy of Engineering.

JOHN LARKIN THOMPSON: Age 64; Principal Occupation: Of Counsel to Nutter, McClennen & Fish, a Boston, Massachusetts law firm. Mr. Thompson became a Member of the EG&G Board of Directors in 1986 and is Chairman of the Nominating Committee and a member of the Corporate Governance Committee of the Board of Directors. Mr. Thompson is a Director of American Medical Response, Inc. He is a Trustee and former Chairman of the New England Aquarium, Chairman of the Artery Business Committee, Trustee of the Boston Plan for Excellence, and Trustee of Emmanuel College. He also served as Chairman of the United Way of Massachusetts Bay and Chairman of the Massachusetts Port Authority. He currently serves as a Director of several other civic and charitable organizations.

       INFORMATION RELATIVE TO THE BOARD OF DIRECTORS
               AND CERTAIN OF ITS COMMITTEES

        A formal Audit Committee of the Board of Directors was created in 1971. The present Committee, which met five times in 1994, is composed of three Directors - Messrs. Goldhammer (Chairman), Gray and Hansen, none of whom is an employee of the Company.

        The responsibilities of the Audit Committee are (1) to recommend the particular persons or firm to be employed by the Company as its independent auditor; (2) to consult with the persons so chosen to be the independent auditor with regard to the plan of audit; (3) to review, in consultation with the independent auditor, its report of audit or proposed report of audit, and the accompanying management letter, if any; and (4) to consult periodically with the independent auditor with regard to the adequacy of internal controls and, if the Committee so chooses, to consult with the internal auditors, the Chief Financial Officer, the Corporate Controller, the Treasurer and other officers and employees as the Committee may deem appropriate.

        The Compensation and Stock Option Committee of the Board of Directors, which met three times in 1994, is composed of four Directors
- - Messrs. Tod (Chairman), Turley and Pounds and Ms. Marshall. The Committee reviews and approves the salaries and incentive compensation of the Chairman of the Board, the Chief Executive Officer, the President, and the Executive and Senior Vice Presidents. The Committee also reviews and approves the Management Incentive Plans of the Company and its subsidiaries, administers the stock option plans adopted by the Company, and reviews and approves such other employment and compensation matters as it deems necessary and proper.

        The Corporate Governance Committee of the Board of Directors, which met one time in 1994, is composed of five Directors - Messrs. Pounds (Chairman), Rubinovitz, Freed, Hansen and Thompson. The Committee examines and defines the Board of Directors' role in corporate governance, formulates policy to deal with and be responsive to shareholder concerns, and formulates guidance, for management action, to deal with evolving social issues, both internal and external to the organization.

        A Nominating Committee of the Board of Directors was created in 1991. The present Committee, which met four times in 1994, is composed of three Directors - Messrs. Thompson (Chairman), Tod and Hansen. The Committee establishes criteria for nomination or renomination as a Director, develops procedures for the nomination or renomination process, and identifies and recommends candidates for nomination to the Board of Directors. Any stockholder desiring to submit a candidate for consideration by the Nominating Committee should send sufficient biographical data and background information concerning the candidate to enable a proper judgment as to the candidate's qualifications, together with any other relevant information, to: Chairman of the No
Committee, c/o EG&G, Inc., 45 William Street, Wellesley, MA 02181.

        A Benefit Plans Investment Committee of the Board of Directors was created in October of 1991. The present Committee, which met one time in 1994, is composed of four Directors - Messrs. Gray (Chairman), Turley and Goldhammer and Ms. Marshall. The Committee reviews the investment of funds held in the Company's employee benefit plans.

        The Board of Directors also has an Executive Committee composed of
three Directors - Messrs. Kucharski, Rubinovitz and Gray.   The
Committee, which acts as needed during intervals between Board meetings, has been delegated with all the powers of the Board except those powers which by law, the Articles of Organization or the By-Laws of the Company, the Board of Directors is prohibited from delegating.


Meetings

        The Board of Directors met eight times in 1994. All Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which they respectively served.


Director Compensation

        Directors who are employees of the Company receive no additional compensation for their services as Directors. Directors who are not employees of the Company are paid an annual retainer fee of $12,000 and $1,000 for each meeting of the Board that they attend. Additionally, the Chairmen of the Audit, Compensation and Stock Option, Corporate Governance, Nominating, and Benefit Plans Investment Committees receive $4,000 per year and the other non-employee members of these Committees receive $3,000 per year. All non-employee members of these Committees receive $1,000 for each Committee meeting that they attend unless the Committee meeting is held on the same day as a Board of Directors' meeting, in which case, the Committee member receives $500.

        The Board of Directors approved and adopted the EG&G, Inc. 1990 Director Stock Plan on January 24, 1990 and the stockholders of EG&G approved the Director Stock Plan at the Annual Meeting of Stockholders on April 24, 1990. The Director Stock Plan provides that on each January 31, non-employee Directors who served for the preceding calendar year shall receive 800 shares of Common Stock. If a Director fails to attend at least 75 percent of the aggregate number of meetings of the Board and the committees on which the Director served during the preceding year, the number of shares of Common Stock will be reduced to 400 shares and no shares will be issued if a Director fails to attend 50 percent of such meetings. In accordance with the Director Stock Plan, in February of 1995, each of the ten non-employee Directors who served as Directors for the 1994 calendar year received 800 shares of Common Stock, with a fair market value to each such Director at that time of $11,150.

        In addition to the foregoing, the Company has a Deferred Compensation Plan for non-employee Directors. The Plan provides for an annual payment to be made by the Company to the eligible Director or his estate in an amount equal to 100 percent of the Director's annual retainer fee in effect at the time the Director's service on the Board ceases due to death, retirement, or resignation. The annual payments will be made for the greater of five years or the number of years the Director served on the Board.

        The Company also has established the EG&G, Inc. Directors Charitable Contribution Program for certain outside Directors. To be eligible under the program, the Director must be an outside director with no previous employment with the Company and have either been a member of the Company's Board of Directors as of January 1, 1992 or have otherwise completed five years of service on the Board. Under this program, the Company will contribute, upon the death of an eligible Director, a total of $1,000,000 to one or more qualifying charitable organizations named by the Director. The program is funded through a life insurance policy on each such eligible Director, with the life insurance proceeds payable to EG&G.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table identifies the only persons known to the Company to be beneficial owners of five percent or more of the outstanding shares of Common Stock. The information in this table and the footnotes is taken from a Schedule 13G dated February ___, 1995, filed by INVESCO PLC, a Schedule 13G dated January 10, 1995, filed by The Regents of the University of California, and a Schedule 13G dated February ___, 1995, filed by FMR Corp. with the Securities and Exchange Commission.

Name and Address            Amount and Nature      Percent of
of Beneficial               of Beneficial          Class
Owner                       Ownership (1)
________________            _________________      ___________
INVESCO PLC (2)             ____________ (2)       _______%

INVESCO North American
Group, Ltd. (2)

INVESCO, Inc. (2)

INVESCO North American
Holdings, Inc. (2)

INVESCO Capital
Management, Inc. (2)

c/o 11 Devonshire Square
London EC2M 4YR
England

The Regents of the          3,343,000   (3)        6.06%
University  of California
300 Lakeside Drive
Office of the Treasurer
Oakland, CA   94612

FMR Corp.                   _____________ (4)      _______%
82 Devonshire Street
Boston, MA 02109

                          NOTES

(1) There are no shares included with respect to which such persons have a right to acquire beneficial ownership.

(2) The Schedule 13G filed by INVESCO PLC on behalf of itself, as the parent holding company, and its subsidiaries, INVESCO North American Group, Ltd., INVESCO, Inc., INVESCO North American Holdings, Inc., and INVESCO Capital Management, Inc. (the "Reporting Persons") states that each of the foregoing Reporting Persons is the beneficial owner of the same __________ shares and that each of the Reporting Persons has shared voting power and shared dispositive power over those ___________ shares. Each of the Reporting Persons declares that the filing of the Schedule 13G shall not be deemed as an admission that it is the beneficial owner of the securities covered by the Schedule.

(3)  The Schedule 13G filed by The Regents of the University of
California states that it has sole voting power and sole dispositive power over 3,343,000 shares.

(4) The Schedule 13G filed by FMR Corp. states that it has sole voting power over ________ shares and sole dispositive power over __________ shares.

             SECURITY OWNERSHIP OF MANAGEMENT

 The following table shows the number of shares of Common Stock owned of record or beneficially (including unexercised stock options) on
 February 1, 1995, (i) by each of the Directors and nominees for Director individually, (ii) by each of the executive officers named in the Summary Compensation Table, and (iii) by all of the executive officers, Directors, and nominees for Director as a group. No Director, nominee for Director, or executive officer of the Company owned any equity securities of the Company other than Common Stock on that date.

                       Amount and Nature of     Percent
Name                   Beneficial Ownership     of Class
_____________________  ____________________    _________
John M. Kucharski(1)(2)       433,162              *
Fred B. Parks(1)               93,461              *
Edward H. Snow(1)(2)          125,985              *
Charles M. Williams(1)(2)     122,184              *
James O. Zane(1)(2)           111,597              *
Samuel Rubinovitz(1)(2)       116,108              *
Dean W. Freed(1)               44,024              *
William F. Pounds              15,200              *
Joseph F. Turley               15,600              *
Kent F. Hansen                  4,000              *
Robert F. Goldhammer           14,000              *
John B. Gray                   11,800              *
G. Robert Tod                   9,000              *
John Larkin Thompson            6,800              *
Greta E. Marshall               3,800              *
- ------------------
- ------------------
- ------------------


All executive officers,
Directors, nominees for
Director, of the Company
as a Group, 33 in number,
including those listed
above (1)(2)
                            1,932,571            3.5%
                            (not including
                            3 nominees)

*Less than 1%

                           NOTES

1) The amounts shown as beneficially owned by Messrs. Kucharski, Parks, Snow, Williams, Zane, Rubinovitz, and Freed, and by all executive officers, Directors, and nominees for Director as a group, include 374,000, 87,600, 68,700, 91,900, 103,300, 99,000, 14,824, and $1,617,624
shares, respectively, which are obtainable only upon exercise of, and payment for, outstanding, unexercised stock options.

(2) Owners of all shares shown have sole voting and investment power except Messrs. Kucharski, Snow, Williams, Zane, and Rubinovitz and certain executive officers of EG&G, not identified by name in the above Table, as a group, who share investment and/or voting power over 24,962 shares, 54,986 shares, 20,684 shares, 8,297 shares, 5,940 shares, and 22,057 shares, respectively. The number of shares stated as being owned beneficially includes shares held beneficially by spouses, minor children, and certain trusts; the inclusion of such shares in the Proxy Statement, however, does not constitute an admission that the executive officers, Directors, or nominees for Director are direct or indirect beneficial owners of such shares.

            BOARD COMPENSATION COMMITTEE REPORT
                 ON EXECUTIVE COMPENSATION


     The Compensation and Stock Option Committee (Committee) of the Board of Directors is composed of four independent outside Directors. The Committee's report on executive compensation follows.

Overall Philosophy

      The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term initiatives, enhance shareholder value and be competitive with that offered by comparable companies. Under the guidance of the Committee, compensation policies have been designed which link executive compensation to the attainment
of the Company's specific goals.   These policies also allow the Company
to attract and retain those senior executives critical to the long-term success of a highly diversified organization by providing a competitive compensation package and recognizing and rewarding individual contributions. The key elements of the Company's executive compensation are base salary, annual incentive awards, and stock options.

      Section 162(m) of the Internal Revenue Code which became effective January 1, 1994 generally limits the deductibility of annual compensation for certain officers to $1 million. It is the general intention of the Committee to assure that Officer compensation will meet the Section 162(m) requirements for deductibility. However, the Committee reserves the right to use its judgement to authorize compensation payments which may be in excess of the limit when the Committee believes such payment is appropriate, after taking into consideration changing business conditions or the Officer's performance, and is in the best interest of the shareholders. The Committee will review its policy concerning Section 162(m) on a year by year basis.

Base Salary

      Each year, the Committee reviews and establishes the base salary of the Chief Executive Officer based on the Company's performance, as measured by a combination of factors consisting principally of sales, earnings per share growth, return on equity, and on a comparison to executive compensation in other companies as revealed by the surveys referred to below. The Committee also reviews, approves or modifies, as deemed appropriate by the Committee, a salary plan recommended by the Chief Executive Officer and the Vice President of Human Resources for the positions of President and Senior Vice President. This plan, developed by the Human Resources staff, is based on the performance of each such Officer while taking into consideration the Company's performance as measured by the factors described above.

      Two national surveys are used to provide general overall guidance with respect to compensation levels. A special study is also conducted that contains compensation data on approximately 20 companies in the S&P High Tech Composite Index. The S&P High Tech Composite Index was chosen because it is comprised of companies in businesses similar to that of the Company and is one of the indices with which the Company's cumulative total shareholder return is compared in this Proxy Statement. The special compensation study was performed by a major consulting firm utilizing the compensation data contained in their compensation data bank. The report shows the average base and average total compensation for selected Officer positions for companies comparable in size to EG&G, Inc. Generally, the compensation levels of EG&G Officers are comparable with those for similar positions within the companies included in the above-mentioned surveys.

      In view of uncertain economic conditions in the U.S. and throughout the world, the base salaries of all Officers, upon recommendation of the Chief Executive Officer and the approval of the Committee, were frozen from December, 1990 through the end of 1993. Officers who were promoted or whose salaries were found to be significantly below comparable data were eligible for salary adjustments. The salary freeze was discontinued at the end of 1993. In accordance with our policy to pay competitive salaries, the base salary of most Officers was increased in January 1994. Mr. Kucharski's base salary was increased to $650,000 per year in January 1994.

Annual Incentive Plan

      Each year, the Committee reviews, approves or modifies as deemed appropriate, incentive plans based on performance goals established for each operating unit. Incentive awards are normally paid in cash upon the completion of the annual audit. The performance goals for Headquarters executives are earnings per share growth and return on equity. The performance goals for each operating unit are normally one, or a combination of, the following measurements: sales growth, profit growth , the operating profit to sales ratio, return on net investment, and cash flow. The incentive pool earned by any operating unit may be decreased by up to 50% in the event the Company does not attain its earnings per share growth goal. Individual incentive awards are made on the basis of responsibility and contribution to the operating unit's performance.

      Because 1994 earnings per share did not meet the established goal for 1994, Mr. Kucharski was not eligible to receive a 1994 incentive award.

Stock Options

      Many studies indicate a correlation between stock ownership and performance. Under the Company's Stock Option Plans, stock options are granted to the Company's senior executives following guidelines established by the Committee. These guidelines are based primarily on competitive industrial practice as revealed by a long-term executive compensation survey covering a large number of public companies in a variety of industries in which the Company participates. The survey data show that the normal stock option award is a multiple of base salary. Beginning in 1991, the Committee began to use the Black-Scholes option pricing method as the basis for determining the value of the option grants. This method takes into consideration a number of factors including the stock's volatility, dividend rate, option term, and interest rates to estimate the option's present value. Mr. Kucharski was granted an option on 75,000 shares in 1994 based on the survey data and the application of the Black-Scholes option pricing method.

      Stock options are classified as long-term incentives and are intended to link the long-term interests of the executive with those of the stockholder. Stock options will provide value to the optionee only when the price of EG&G stock increases above the option price. All options are granted with an exercise price equal to the fair market value on the date of the grant.


Compensation and Stock Option Committee

G. Robert Tod (Chairman)                 Joseph F. Turley
William F. Pounds                        Greta E. Marshall

                  STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P High Technology Composite Index for the period of five fiscal years commencing January 1, 1990 and ended January 1, 1995.

            Comparison of Five-Year Cumulative Total Return*
            EG&G, Inc. Common Stock, S&P Composite-500 and
            S&P High Technology Composite Indices

                   Indexed Returns
                   Year Ending

Company/Index   Dec.   Dec.    Dec.   Dec.    Dec.   Dec.
                1989   1990    1991   1992    1993   1994

S&P 500 Index   100    96.90   126.42 136.05  149.76 151.74

EG&G, Inc.      100    93.15   152.76 123.14  118.28  94.10

High Tech
Composite       100    102.12  116.50 121.31  149.22 173.92


* Assumes that the value of the investment in EG&G, Inc. Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

      The following table sets forth information concerning the annual and long-term compensation for services to the Company for the 1992, 1993, and 1994 fiscal years, of those persons who were, at January 1, 1995 (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company.

                 SUMMARY COMPENSATION TABLE
Annual Compensation
                                              Other
                                              Annual
                                              Compen-
Name and                   Salary    Bonus    sation(1)
Principal Position  Year    ($)      ($)      ($)

John M. Kucharski   1994   647,885         0
Chairman of the     1993   540,020         0
Board, President,   1992   540,020   230,000
and  Chief
Executive Officer

Fred B. Parks       1994   333,350         0
Senior Vice         1993   241,438    70,000
 President          1992   222,012   120,000

Edward H. Snow      1994   220,329    88,200
Vice President      1994   190,320         0
                    1992   190,320    75,000

C. Michael Williams 1994   249,439    37,300
Vice President      1993   220,012    70,000
                    1992   220,012    85,500

James O. Zane       1994   274,476         0
Senior Vice         1993   250,016         0
 President          1992   210,000   150,000

             SUMMARY COMPENSATION TABLE (CONT.)
Long-Term Compensation
                  Awards      Payouts

                                                                    All
                                  Restricted  Securities            Other
                                  Stock       Underlying    LTIP    Compen
Name and              Award(s)    Options                  Payouts  sation (2)
Principal Position    Year        ($)            (#)         ($)      ($)

John M. Kucharski     1994                     75,000                 33,434
Chairman of the       1993                     60,000                 36,249
Board, President,     1992                     50,000                 39,746
and  Chief
Executive Officer

Fred B. Parks         1994                     35,000                 3,300
Senior Vice           1993                     20,000                 7,099
 President            1992                     20,000                 4,437

Edward H. Snow        1994                     17,500                17,412
Vice President        1994                     12,000                19,560
                      1992                     10,000                21,882

C. Michael Williams   1994                     19,000                15,026
Vice President        1993                     12,600                17,400
                      1992                     12,600                18,555

James O. Zane         1994                     12,500                17,288
Senior Vice           1993                     22,500                19,692
 President            1992                     25,000                25,660

                    NOTES

(1) Perquisities and other personal benefits did not in the aggregate reach the lesser of $50,000 for any named executive officer or 10 percent of the total of annual salary and bonus reported in this table for such executive.

(2) This column includes the actuarial benefit to the named executive officer of the split-dollar life insurance policy established in 1991 and the Company's contribution to the EG&G, Inc. Savings Plan. The actuarial benefit of the split-dollar life insurance to Messrs. Kucharski, Parks, Snow, Williams, and Zane is $28,484, $0, $12,462, $10,076, and $12,338, respectively. The Company makes no contribution to the term life portion of the split-dollar life insurance premium. The named executive officer contributes an amount each year to the split-dollar life insurance policy equal to the cost of the term life insurance under the policy. The amount reported in the column for 1994 for Messrs. Kucharski, Parks, Snow, Williams, and Zane includes $4,950, $3,300, $4,950, $4,950, and $4,950, respectively, as the Company's contribution to the EG&G, Inc. Savings Plan for the aforementioned executives.


                       PENSION PLANS


Employees Retirement Plan

      The Company and its subsidiaries maintain several basic retirement plans for the benefit of their employees, including officers. With four exceptions, all of the executive officers, including all of the five highest compensated executive officers, participate in the EG&G, Inc. Employees Retirement Plan (the "Retirement Plan"), the principal features of which are as follows.

      Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant's Final Average Earnings (the average of the employee's base salary for the five consecutive highest-salaried years out of the last ten years of credited service with the Company) multiplied by the number of years of credited service with the Company plus 0.75 percent of the excess of such earnings over the Social Security Tax Base multiplied by the number of years of credited service (not in excess of 35) with the Company. All of the employees of EG&G, Inc. who participate in the Retirement Plan are required to either complete five years of service or reach their normal retirement date before they have a vested interest in the Retirement Plan.

      The following table sets forth information with respect to estimated annual benefits under the Retirement Plan, payable upon retirement to persons in the specified ranges of compensation and years of service.

                     PENSION PLAN TABLE
                 ANNUAL ESTIMATED BENEFITS
   UNDER THE EG&G, INC. EMPLOYEES RETIREMENT PLAN(1)(2)


                      Years of Service

Final
Average
Earnings  15 Years   20 Years  25 Years   30 Years   35 Years
$500,000  $117,233   $118,800  $118,800   $118,800  $118,800
 475,000   111,233    118,800   118,800    118,800   118,800
 450,000   105,233    118,800   118,800    118,800   118,800
 400,000    93,233    118,800   118,800    118,800   118,800
 375,000    87,233    116,310   118,800    118,800   118,800
 350,000    81,233    108,310   118,800    118,800   118,800
 325,000    75,233    100,310   118,800    118,800   118,800
 300,000    69,233     92,310   115,388    118,800   118,800
 275,000    63,233     84,310   105,388    118,800   118,800
 250,000    57,233     76,310    95,388    114,465   118,800
 225,000    51,233     68,310    85,388    102,465   118,800
 200,000    45,233     60,310    75,388     90,465   105,543
 175,000    39,233     52,310    65,388     78,465    91,543
 150,000    33,233     44,310    55,388     66,465    77,543
 125,000    27,233     36,310    45,388     54,465    63,543
 100,000    21,233     36,310    35,388     42,465    49,543
  75,000    15,233     20,310    25,388     30,465    35,543
  50,000     9,233     12,310    15,388     18,465    21,543

                           NOTES

(1)For the purpose of calculating the amounts shown in the above table, it is assumed that the participants in the specified ranges retired on December 31, 1994, and at age 65, and that all payments were made on a straight life annuity basis. These payments are not subject to any deduction for Social Security benefits.

(2)Messrs. Kucharski, Parks, Snow, Williams, and Zane have respectively 29, 18, 6, 29, and 2 years of credited service under the EG&G, Inc. Employees Retirement Plan; and $150,000 of the 1994 compensation of each of Messrs. Kucharski, Parks, Snow, Williams, and Zane is covered by the Retirement Plan. The reasons for the difference between the amounts shown in the Summary Compensation Table and the amounts disclosed above are that compensation in excess of $150,000 and all incentive payments and deferred compensation amounts, other than amounts deferred under savings plans, are excluded in determining the compensation covered by the Retirement Plan.

Supplemental Executive Retirement Plan

 In addition to the basic benefit plan outlined in the table above, the Company has created the EG&G, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides additional benefits for executive officers. Officers at the Vice Presidential level and above, the General Counsel, the Corporate Controller, the Treasurer, the Assistant Treasurer, the Assistant Clerk, and others designated by the Board of Directors are eligible to receive benefits under the Supplemental Plan when they have reached 55 years of age and completed five years of service. In the event of a change of control as defined in the Supplemental Plan, however, participants in the Supplemental Plan are eligible to receive benefits regardless of age or years of service. If a participant dies prior to attaining age 55, but after the completion of five years of service, the participant's eligible spouse is entitled to receive a benefit in the form of a 50 percent surviving spouse option commencing on the date the participant would have attained age 55.

 During 1994, the Company charged $1,477,067 as an expense for the Supplemental Plan and made payments to retired officers and beneficiaries in the amount of $343,552. While the Company is not required to fund the Supplemental Plan, effective April 6, 1989, the EG&G, Inc. Non-Qualified Benefit Trust Agreement (the "Trust") was established by and between EG&G, Inc. and The Boston Safe Deposit and Trust Company. As of December 31, 1994, the Trust had a balance of $6,022,104. The purpose of the Trust is to provide greater assurance of the receipt of Supplemental Plan benefits. Amounts held in the Trust are subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy.

 The Supplemental Plan is administered by the Compensation and Stock Option Committee of the Board of Directors. The Board of
Directors may amend or terminate the Supplemental Plan at any time; however, such amendment or termination shall not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant.

 The Supplemental Plan provides an annual benefit payable at retirement equal to:

(a) 0.85 percent of average total compensation (as defined below) for each year of credited service, plus 0.75 percent of average total compensation in excess of the Social Security Tax Base, less (b),

(b) 100 percent of the participant's benefit accrued at date of termination and payable at normal retirement age under any Company-funded retirement plan, plus (c),

(c) The reduction, if any, to the early retirement benefit payable from any Company-funded retirement plan due to the limitations as set forth in Section 415(b) of the Internal Revenue Code of 1986.

 The benefit payable under the Supplemental Plan, however, shall in no event be less than (c) above.

 Years of service after age 65 are not counted in determining benefits under the Supplemental Plan, nor is any actuarial adjustment made as a result of retirement before or after age 65. Average total compensation is the average of a participant's total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment).

 Messrs. Kucharski, Snow, Williams, and Zane have reached the minimum age of eligibility for retirement under the Supplemental Plan. In combination with the amounts payable under the EG&G, Inc. Employees Retirement Plan, Messrs. Kucharski, Snow, and Williams would receive $259,900, $16,573, and $103,386, respectively, assuming they retired on the last day of 1994 and received benefits in the form of a lifetime income. In combination with the amounts payable under the EG&G, Inc. Employees Retirement Plan and the Idaho National Engineering Laboratory Employee Retirement Plan, Mr. Zane would receive $144,121, assuming he retired on the last day of 1994 and received benefits in the form of a lifetime income.

Employment and Other Agreements

 Compensation in the form of salary to Mr. Kucharski is paid pursuant to a three-year employment agreement with the Company dated November 1, 1993, automatically renewable for successive 3-year intervals, which provided for a minimum annual payment in 1994 of $650,000. Compensation in the form of salary to Messrs. Parks, Snow, Williams, and Zane is paid pursuant to one-year employment agreements with the Company dated November 1, 1993, automatically renewable for successive 1-year intervals, which provided for minimum annual in 1994 of $334,984, $220,532, $250,016, and $274,976, respectively.

 All of the employment agreements with the named executive officers contain provisions that provide that in the event of a change in control of the Company, the employment term shall be extended for a period of five (5) years from the date of the change of control. Following a change in control, if the named executive is terminated without "cause" or resigns for "good reason" (each as defined in the agreement), the named executive is entitled to receive a severance payment equivalent to five (5) years of base salary plus bonuses and continuation of certain benefits for five (5) years from the date of termination.

 Generally, a change in control will be deemed to have occurred in any of the following circumstances:

1) the acquisition of 30% or more of the outstanding voting stock of the Company by any person or entity;

2) during any period of two consecutive years, persons serving as directors of the Company and those replacements or additions approved by a two-thirds vote of the Board, cease for any reason to constitute a majority of the Board;

3) the stockholders of the Company approve a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto would end up representing 50% or less of the voting power of the surviving entity; or

4) a plan for the complete liquidation or an agreement for the sale or disposition of all or substantially all of the assets of the Company is approved by the stockholders of the Company.

All of the employment agreements with the named executive officers, with the exception of Mr. Kucharski's employment agreement, contain provisions that provide that upon termination initiated by the Company without cause, apart from a change in control situation, each executive would be entitled to continuation of his or her salary, bonus, and employee benefits for one (1) year from the date of termination. Mr. Kucharski's employment agreement provides that he would be entitled to the continuation of his salary, bonus, and employee benefits for three
(3) years from the date of termination.

 In July 1994, the Company entered into an agreement with Mr.
Richard Delio in connection with Mr. Delio's resignation as the Company's Senior Vice President and Chief Financial Officer. In accordance with the agreement, the Company paid Mr. Delio a lump sum severance payment of $562,510.

 In May and August 1994, respectively, the Company entered into agreements with Mr. Louis Williams and Mr. Elmar Illek, then Company Vice Presidents, relating to the terms of their separation from the Company. Pursuant to the agreements, the Company paid to Mr. Williams and Mr. Illek lump sum severance payments of $272,646 and $664,000, respectively.

 The Company has a renewable one-year consulting agreement, dated January 1, 1994, with Mr. Samuel Rubinovitz, a Director and former Executive Vice President of the Company. The Company paid Mr. Rubinovitz $13,425 in 1994 for services rendered pursuant to the consulting agreement.

OPTION GRANTS

 The following table sets forth information on grants of stock options pursuant to the EG&G, Inc. 1992 Stock Option Plan during the fiscal year ended January 1, 1995, to the officers identified in the Summary Compensation Table. No stock appreciation rights were granted under that Plan during the last fiscal year.

          OPTION GRANTS TABLE
     OPTION GRANTS IN LAST FISCAL YEAR (1)            GRANT
                                                      DATE
 INDIVIDUAL GRANTS                                    VALUE (2)
________________________________________________________________________
                  NUMBER OF  % OF TOTAL
                 SECURITIES   OPTIONS   EXERCISE              GRANT
                 UNDERLYING  GRANTED TO  OR BASE              DATE
                  OPTIONS    EMPLOYEES  PRICE PER             PRESENT
                  GRANTED    IN FISCAL   SHARE(3) EXPIRATION  VALUE(2)
     NAME           (#)      YEAR         ($)        DATE       ($)
________________________________________________________________________
John M. Kucharski   75,000   10.2       14.2500   12/20/04    401,250
Fred B. Parks       35,000    4.7       14.2500   12/20/04    187,250
Edward H. Snow      17,500    2.4       14.2500   12/20/04     93,625
Charles M. Williams 19,000    2.6       14.2500   12/20/04    101,650
James O. Zane       12,500    1.7       14.2500   12/20/04     66,875

                           NOTES

(1) All options granted by the Company in 1994 to the officers identified above are non-statutory options and vest in 20% increments over a period of five (5) years. The options become fully vested and immediately exercisable upon the death of the optionee while in the employ of the Company; upon termination of the optionee's employment due to permanent and total disability or upon retirement at a Company-recognized retirement age; or upon a change in control of the Comp

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The assumptions used at the time of grant in December of 1994 included expected market volatility of 27%, a 6 1/4% risk-free rate of return, a 2.3% dividend yield, and a 10-year exercise period.

(3) The exercise or base price is equal to the fair market value of the Common Stock as determined by the closing price on the New York Stock Exchange-Composite Transactions on December 20, 1994, the date of grant.


Option Exercises and Fiscal Year-End Values

 The following table sets forth information with respect to option exercises during the 1994 fiscal year and the number and value of unexercised options to purchase the Company's Common Stock held by the officers named in the Summary Compensation Table at the end of the 1994 fiscal year.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                              YEAR-END OPTION VALUE TABLE
________________________________________________________________________
                                  Number of
                                  Securities  Value of
                                  Underlying  Unexercised
                                  Unexercised In-The-Money
                Shares            Options at  Options at
                Acquired   Value  FY-End      FY-End
                on Exercise       Realized    (#)    ($)
   Name           (#)     ($)     Exercisable/     Exercisable/
                                  Unexercisable    Unexercisable(1)
________________________________________________________________________
John M. Kucharski         0       0              299,000/75,000 0/0
Fred B. Parks   0         0       52,600/35,000  0/0
Edward H. Snow  800       3,300   51,200/17,500  0/0
C. Michael Williams
                3,500     9,625   72,900/19,000  0/0
James O. Zane   2,200     7,425   90,800/12,500  0/0


(1) Based on the fair market value (determined by averaging the high and the low selling price) on the New York Stock Exchange-Composite
Transactions of the Company's Common Stock on December 30, 1994
($14.25).


                         ITEM NO. 2

AMENDMENT OF THE COMPANY'S ARTICLES OF ORGANIZATION TO PROVIDE FOR THE DECLASSIFICATION OF THE BOARD OF DIRECTORS, SUCH DECLASSIFICATION TO COMMENCE WITH THE ANNUAL MEETING OF STOCKHOLDERS IN 1996.

Item 6 of the Company's Articles of Organization at present provides for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the total number of Directors, with each class of Directors having a separate or staggered three-year term of office. Pursuant to a review undertaken by the Corporate Governance Committee of the Board of Directors, the Board has determined that eliminating the classified Board and instead having all of EG&G's Directors elected annually would best serve the interests of the Company and its stockholders. The Board has determined that this change should be implemented on a prospective basis, commencing with the Annual Meeting of Stockholders in 1996, so as not to shorten the term for which any incumbent Director already has been elected to serve.

Thus, as proposed to be amended, the revised Articles of Organization would provide that at each Annual Meeting of Stockholders, commencing with the Annual Meeting of Stockholders in 1996, the successors of the Directors whose terms expire in that year shall be elected for a one-year term. Accordingly, upon the expiration in 1998 of the terms of the Directors elected at this year's Annual Meeting, all Directors will be elected to hold office for a one-year term.

Accordingly, Management will present to the Meeting a proposal that the Company's Articles of Organization be amended to declassify the Board of Directors as discussed above by deleting Item 6 of the Company's
Articles of Organization and substituting therefor a revised Item 6 as set forth in Exhibit A to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF ORGANIZATION TO
DECLASSIFY THE BOARD OF DIRECTORS.




                         ITEM NO. 3


STOCKHOLDER PROPOSAL TO RECOMMEND THAT ALL FUTURE NON-EMPLOYEE DIRECTORS NOT BE GRANTED PENSION BENEFITS AND THAT CURRENT NON-EMPLOYEE DIRECTORS VOLUNTARILY RELINQUISH THEIR PENSION BENEFITS.

      Management has been advised that a stockholder (name and address and Common Stock holdings of proponent will be supplied upon oral or written request to the Clerk of the Corporation) intends to introduce a proposal at the Annual Meeting which recommends that all future non-employee Directors not be granted pension benefits and that curr


THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO ITEM NO. 3


The Company has a Deferred Compensation Plan for non-employee Directors. The Plan provides for the payment of an annual benefit to the Director or his or her estate in an amount equal to the Director's annual retainer fee in effect at the time the Director's service on the Board ceases due to death, retirement, or resignation. The payments are made for the greater of five years or the number of years the Director served on the Board.

Management believes that it is in the best interests of the Company and its stockholders to have capable and experienced individuals serving on the Company's Board of Directors. In order for the Company to be able to attract and to motivate such individuals, it is necessary for the Company to provide a benefits package competitive with that of other major corporations. The benefits offered by EG&G, including the Deferred Compensation Plan, are representative of those offered by other large corporations to their outside directors.

With the increased recognition of the link between corporate governance and the long-term strategic success of a corporation, the demands on the time, commitment and expertise of individuals serving as directors of a major public corporation have risen to new levels. Accompanying these increased demands, has been a commensurate increase in director liability and accountability. The Company believes that it is necessary to compensate its Directors for their time and expertise. It strongly disagrees with the proponent that the providing of benefits to the Company's outside Directors such as the Deferred Compensation Plan will cause the Company's Directors to compromise their fiduciary responsibilities to the stockholders and, in effect, "rubber-stamp" management policies and initiatives to serve their own self-interest. The Company believes that its compensation package to outside directors not only helps to align the interests of its Directors with those of the Company but also provides for involved and motivated outside Board members with the capability and expertise to help create and insure the long-term growth and success of the Company.



                TEXT OF STOCKHOLDER PROPOSAL


      "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."



           SUPPORTING STATEMENT OF STOCKHOLDER



      "Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

      "Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

      "But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests.

Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

      "A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

      "I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."


      ________________________________________________



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

OTHER MATTERS

      The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the Proxy to vote, or otherwise act, in accordance with their best judgement on such matters.


                   SELECTION OF AUDITORS

      On January 25, 1995, the Board of Directors selected the firm of Arthur Andersen LLP, independent public accountants, to act as the Company's auditors and to audit the books of the Company and its subsidiaries for 1995. Arthur Andersen LLP is currently performing these duties and has done so continuously since 1968.

      Representatives of Arthur Andersen LLP have been invited to the Annual Meeting and are expected to be present and will have an opportunity to make a statement if they so desire. They are also expected to be available to respond to appropriate questions from stockholders.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF
1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company has a program in place to assist its officers and directors in complying with the filing requirements of Section 16(a). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the preceding year its executive officers and directors have complied with all Section 16 filing requirements.

                                                   STOCKHOLDER PROPOSALS

      In order to be considered for addition to the agenda for the 1996 Annual Meeting of Stockholders and to be included in the Proxy Statement and form of proxy, stockholder proposals should be addressed to the Clerk of the Company and must be received at the Corporate Offices of EG&G no later than November 7, 1995.

                                By Order of the Board of Directors


                                MURRAY GROSS, Clerk




Wellesley, Massachusetts
March 7, 1995

                         EXHIBIT A



      Article 6 of the Articles of Organization of EG&G, Inc. is amended by deleting Article 6 in its entirety and replacing it with the following:

      Meetings of Stockholders may be held within the Commonwealth of Massachusetts or elsewhere in the United States of America to the extent permitted by the By-Laws of the Corporation.

      The Directors may make, amend, or repeal the By-
      Laws of the Corporation in whole or in part at any meeting of the Directors by vote of a majority of the Directors then in office, except that the provisions thereof fixing the place of the meetings of Stockholders, designating the number necessary to constitute a quorum at meetings of the Stockholders, governing procedure with respect to the removal of Directors, and affording indemnification to Directors or officers may be made, amended, or repealed only by the Stockholders.

      The number of Directors which shall constitute the whole Board of Directors shall be such number, not less than three nor more than thirteen, as shall be fixed by vote of the Stockholders or the Board of Directors. During the time periods specified in this Article 6, the Board of Directors shall be divided into three classes in respect of term of office, each class to contain, as nearly as possible, one-third of the whole number of the Board. Of the Board of Directors elected at the Annual Meeting of Stockholders in 1975, the members of one class shall serve until the Annual Meeting of Stockholders held in the year following their election, the members of the second class shall serve until the Annual Meeting of Stockholders held two years following their election, and the members of the third class shall serve until the Annual
      Meeting of Stockholders held three years following their election; provided, however, that in each case Directors shall serve until their successors shall be elected and qualified. At each Annual
      Meeting of Stockholders, commencing with the Annual
      Meeting in 1976 through and including the Annual
      Meeting in 1995, the successors of the Directors of the class whose terms expire in that year shall be elected to serve until the Annual Meeting of Stockholders held three years next following (and until their successors shall be duly elected and qualified), so that the term of one class of Directors shall expire in each year. At each Annual Meeting of Stockholders, commencing with the Annual Meeting in 1996, the successors of the Directors whose terms expire in that year shall be elected to serve until the Annual Meeting of Stockholders held in the following year (and until their successors shall be duly elected and qualified), so that, upon the expiration in 1998 of the terms of the Directors elected at the Annual
      Meeting in 1995, all Directors shall be elected to hold office for a one-year term. A vacancy in the Board of Directors, however occurring, unless and until filled by the Stockholders, may be filled by the Directors. The number of the Board of Directors may be increased or decreased and one or more additional Directors elected at any special meeting of the Stockholders or by a vote of the Directors then in office. For so long as the Directors are divided into classes in accordance with the terms of this Article 6, Directors who are elected to fill vacancies, whether or not created by an enlargement of the Board, shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.
      Directors who are elected to fill vacancies, whether or not created by an enlargement of the Board, shall serve until the expiration of the term of his or her predecessor and until his or her successor is duly elected and qualified. No decrease in the number of the Board of Directors shall shorten the term of any incumbent Directors.
      A Director may be removed from office (a) with or without cause, by vote of two-thirds of the stock outstanding and entitled to vote in the election of Directors, provided that the Directors of a class elected by a particular class of stockholders may be removed only by the vote of two-thirds of the shares of such class which are outstanding and entitled to vote or (b) for cause by vote of a majority of the Directors then in office. A
      Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

      To the fullest extent permitted by Chapter 156B of the Massachusetts General Laws, as it exists or may be amended, a Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, notwithstanding any provision of law imposing such liability.

                          APPENDIX A
EG&G LOGO

P
R
O
X
Y
                          EG&G, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     For Annual Meeting of Stockholders April 25, 1995


      The undersigned hereby appoints John M. Kucharski, and Murray Gross, and each of them, proxies with power of substitution to vote, as indicated below, for and on behalf of the undersigned at the Annual Meeting of Stockholders of EG&G, Inc., to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on Tuesday, April 25, 1995, at 10:30 a.m., and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said Meeting:

1.    ELECTION OF DIRECTORS    Authority to fix the number of Directors
                               at thirteen and to elect John M.
                               Kucharski, John B. Gray, ________________,
                               ______________, and ______________ for
                               terms of three years each.


      SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                               SEE REVERSE
                                 SIDE

     Please mark
     votes as in
     this example.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR fixing the number of Directors at thirteen and the election of Directors, FOR the declassification of the Board of Directors, and AGAINST Proposal 3.

The Board of Directors recommends a vote FOR Proposal 1.

(1)   Election of Directors (See Reverse).

           FOR              WITHHELD

      FOR, except vote withheld from the following nominee(s):

      ____________________ ___________________ ______________

The Board of Directors recommends a vote FOR Proposal 2.

(2) Declassification of the Board of Directors commencing with 1996 Annual Meeting of Stockholders.

           FOR              AGAINST           ABSTAIN

The Board of Directors recommends a vote AGAINST Proposal 3.

(3) Stockholder Proposal regarding not granting pension benefits to non-employee Directors.

           FOR                 AGAINST        ABSTAIN


                                       Mark Here
                                       for Address
                                       Change and
                                       Note Change

At Left
Please sign exactly as your name appears hereon. Joint owners should each sign.
When signing as attorney, executor,
administrator, trustee or guardian,
please give full title as such.

                           Signature_____________________Date
                           Signature_____________________Date